Exhibit 15

October 31, 2016

Avista Corporation
Spokane, Washington
We have reviewed, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the unaudited interim financial information of Avista Corporation and subsidiaries for the periods ended September 30, 2016 and 2015, as indicated in our report dated October 31, 2016; because we did not perform an audit, we expressed no opinion on that information.
We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended September 30, 2016, is incorporated by reference in Registration Statement Nos. 333-33790, 333-126577, 333-179042 and 333-208986 on Form S‑8 and in Registration Statement Nos. 333-187306 and 333-209714 on Form S-3.
We are also aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statements prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ Deloitte & Touche LLP

Seattle, Washington